EXHIBIT 99.1


STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 17, 1999--

     -- Priceline.com's airline partners now include all of the major full-service carriers

     -- New carriers increase priceline.com's inventory access by 94%

     -- Participating airlines fly an average of over 500,000 empty seats a day

     -- Priceline.com airline service set to add 142 new cities, 37,000 new city pairs

     -- Priceline.com founder Jay Walker and Chairman and CEO Richard
        Braddock to purchase more than 2,000,000 priceline.com shares from Delta Air Lines at an aggregate price of $125 million

     -- New warrant structure created for existing and new major domestic airline partners

     Priceline.com (Nasdaq:PCLN) announced today that United Airlines, American Airlines and US Airways have agreed to become the newest partners in priceline.com's name-your-own-price service for leisure airline tickets. United is the nation's largest airline, American is second-largest and US Airways is fifth-largest. Priceline.com now includes all of the nation's major full-service airlines as partners in its airline tickets program:
United, American, Delta Air Lines, US Airways, Continental, Northwest, TWA and America West.

With the addition of these new carriers, priceline.com's inventory access will increase by 94%. In total, priceline.com's partner airlines represent almost 90% of the total U.S. market share and fly an average of more than 500,000 empty seats every day.

Priceline.com also has 20 major international airlines participating in its airline ticket service.

United officially begins writing tickets today through priceline.com American and US Airways will begin writing tickets through priceline.com within a few weeks, although it typically takes 6 to 8 weeks for new participating carriers to fully utilize the priceline.com airline system.

"Delta Air Lines has been priceline's lead airline partner during a period of enormous growth for priceline. Delta will continue to be a crucial partner of priceline in the future and we are pleased to be extending our relationship with them in the transactions we are announcing today. The addition of United, American and US Air to our airline service is a further endorsement of priceline.com's unique ability to solve a fundamental problem for a range of industries, including the airlines," said Richard S. Braddock, priceline.com's chairman and CEO. "Priceline.com does something that no single company, no matter how large, can do - we collect demand and then let multiple sellers see and selectively fill that demand in ways that complement, but never harm their retail prices. Our success in the airline industry reveals the strength of the priceline.com business model to incrementally grow sales and revenues for all of our partners simultaneously, including companies that are direct competitors. Now, other companies such as the Ford Motor Company are leveraging priceline.com in their industries as our system demonstrates its horizontal scalability. We expect that the airline business is only the first in a long line of industries to benefit from broad utilization of the priceline.com system." Braddock continued, "The key business metrics for priceline.com and its airline service are very strong. On average, our airline service sells over 50,000 airline tickets a week, or one ticket every three seconds during peak times. This strong market response to our airline service has helped priceline.com build a base of over 3,000,000 unique customers. Now, priceline.com's airline service will have almost double the capacity to fill our customer's ticket requests. Our new airline partners will allow us to expand service to 142 new cities and add over 37,000 new city-pairs. This added capacity should give our customers an even better chance of getting their price on most routes when they name their price through priceline.com." Concluded Braddock, "We view this addition of three major domestic airlines as an extremely strong endorsement of the value of priceline.com's system to our airline partners, both as an incremental revenue producer and a long-term strategic equity asset. The Internet will continue to be the travel industry's most competitive sector, but priceline.com has clearly carved out a unique franchise for itself and is now in a position to serve the entire airline industry."

Priceline.com has been able to rapidly build its customer base, sales and brand because it offers a product that is clearly different from other ticket selling services. Today, leisure airline tickets are sold in one of three ways: published fares (which are offered through travel agents and airlines Web sites), off-tariff fares (which are lower than published fares and are offered through consolidators both on and off the Internet), and the special fares available exclusively through priceline.com on a name-your-price basis.

Priceline.com customers can get these fares because they agree to be flexible in their travel plans and let the airlines select flights with empty seats. Airlines use priceline.com's name-your-price system as an effective complement to their other distribution channels because priceline.com allows them to sell empty seats within a shorter booking window without affecting their retail prices or other distribution channels.

Now that all of the major full-service airlines are in priceline.com's airline service, priceline.com also said today that it has restructured its warrant agreements with the airlines to give all participating domestic carriers equity positions in closer relationship to their market share.

To create a level playing field for all of its domestic carriers, priceline.com has issued warrants to its domestic carriers for a total of
20.0 million shares of priceline.com common stock at an average exercise price of $56 a share, representing approximately 10% of the fully diluted common stock of priceline.com, but will result in a smaller amount of dilution when shares outstanding are accounted for on the treasury stock method. For example, if the market price of priceline.com's common stock were $120 per share, priceline.com's weighted average shares outstanding on a fully diluted basis would be increased by approximately 11 million shares (or 5%) under the treasury stock method.

As required by GAAP accounting regulations, priceline.com said it expects to record a one-time, non-cash charge of approximately $1.1 billion in the fourth quarter of 1999 to reflect the accounting cost of the new airline warrants. (A more detailed description of priceline.com's participating airline warrants is included below).

Delta Air Lines has agreed to restructure its existing priceline.com equity position to facilitate the entrance of United, American and US Air to the priceline program. On November 16, 1999, Delta also sold 2,085,767 shares of priceline common stock to priceline's founder and Vice Chairman Jay S. Walker and Chairman and CEO Richard Braddock for an aggregate purchase price of $125 million. Delta has agreed to exchange 6.0 million shares of priceline common stock for 6.0 million shares of newly issued convertible preferred stock that may be converted into priceline.com stock on a one-for-one basis and will then hold approximately 8.5 million shares of priceline common stock. In addition, Delta will receive new warrants to acquire 5.5 million shares of priceline common stock at an exercise price equal to last Friday's closing price of priceline shares. Said Walker, "The dramatic growth of priceline.com in just 18 months demonstrates the power of the Internet to create powerful, new, rapidly scaling businesses requiring no investment in inventories, warehouses or staffs of thousands. Today's announcement clearly positions priceline.com to serve the travel market on a much larger scale. But the airline industry is just the beginning for priceline.com's horizontal, highly scalable business model. That is why we have taken this opportunity to make a substantial additional investment in the future of priceline.com by purchasing in excess of $125 million worth of priceline.com shares." Concluded Braddock, "Priceline.com will add significantly to its travel services company with double the capacity and a partner base that includes all of the major full-service domestic airlines representing almost 90% of the total U.S. market share. As our competitive position in the travel industry generates more customers, we will be able to leverage cross-sales synergy by showing these customers the many different name-your-price opportunities priceline.com has for them. Today's news is a win for consumers, for priceline.com shareholders, for our airline partners and for our business."

Priceline.com Warrant Agreements

On November 12, 1999, Delta Air Lines exercised its warrant to acquire 16.8 million shares of priceline.com common stock which it received in August 1998 for becoming priceline.com's lead airline partner. Net of the exercise price, Delta received 16,525,834 million shares of priceline.com common stock upon exercise of the warrant.

In connection with American, United and US Airways joining the priceline.com service, Delta Air Lines has agreed to exchange 6 million shares of priceline.com common stock for 6 million shares of newly issued convertible preferred stock of priceline.com that may be converted into priceline.com common stock on a one-for-one basis.

The 6 million shares of convertible preferred stock being issued to Delta Air Lines will bear pay-in-kind dividends at a rate of 8% per annum and will be callable at par value of $59.93 per share at priceline.com's option after three years. Shares of convertible preferred stock are convertible into shares of priceline.com common stock on a one-for-one basis at any time prior to redemption. The convertible preferred stock is subject to mandatory redemption on the 10th anniversary of the date of issuance.

On November 16, 1999, Delta sold 2,085,767 shares of priceline common stock to priceline's founder and Vice Chairman Jay S. Walker and Chairman and CEO Richard Braddock for an aggregate purchase price of $125 million.

At priceline.com's request, priceline.com's lead underwriter released Delta from its lockup agreement signed on August 7, 1999 to facilitate this sale and also released Delta from its lock-up agreement with respect to the additional 8,440,067 shares of priceline.com common stock pursuant to Rule 144 should it choose to do so.

Priceline is issuing new warrants to it existing and new domestic airline participants to give these participants equity positions in closer relationship to their overall industry market share. American, Delta and United will each receive warrants to acquire 5.5 million warrants to purchase priceline.com common stock. US Airways will receive warrants to acquire 1.5 million shares of priceline.com common stock. Warrants to acquire an additional 2.0 million shares have been reserved for issuance to priceline.com's other existing major domestic carriers - Continental, Northwest, American West and Trans World Airlines.

The average exercise price of the new warrants being issued is $55.95 per share. The warrants are vested upon grant but are not exercisable for five years unless the airlines achieve specified levels of sales through priceline.com or satisfy other conditions. As required by GAAP accounting regulations, priceline.com said it expects to record a one-time, non-cash charge of approximately $1.1 billion in the fourth quarter of 1999 to reflect the accounting cost of the new airline warrants.

The warrants to acquire a total of 20.0 million shares of priceline.com's common stock represent approximately 10% of the fully diluted common stock of priceline.com, but will result in a smaller amount of dilution when shares outstanding are accounted for on the treasury stock method. For example, if the market price of priceline.com's common stock were $120 per share, priceline.com's weighted average shares outstanding on a fully diluted basis would be increased by approximately 11 million shares (or 5%) under the treasury stock method.

About priceline.com

Priceline.com is the patented Internet pricing system that enables consumers to achieve significant savings by naming their own price for goods and services. Priceline.com takes consumer offers and then presents them to sellers who can fill as much of that guaranteed demand as they wish at price points determined by buyers. Priceline.com's "virtual" business model allows for rapid scaling using the Internet. Because the Company electronically collects consumer demand, it can fill this demand directly with sellers or by using proprietary databases. Priceline.com does not maintain or warehouse inventories in any of its product lines.

Priceline.com is currently selling multiple services to its sellers across three distinct product categories: a travel service that offers leisure airline tickets and hotel rooms, a personal finance service that offers home mortgages, refinancing and home equity loans, and an automotive service that offers new cars in nine states. Recently, priceline.com announced that it would also offer a name-your-own-price service for rental cars and long distance calling.

Priceline.com also licensed its business model to a privately owned company, Priceline WebHouse Club, which offers name-your-own-price retail goods, beginning with groceries in the New York metro area. In return for the WebHouse Club license, priceline.com has received warrants allowing it to purchase a majority equity stake in the WebHouse Club under certain contingent conditions. Prior to the exercise of this warrant, the results of WebHouse Club operations will not be included in priceline.com's financial statements.

Priceline.com is one of the best-known Internet brands in America. Opinion Research polls rank priceline.com as the no. 2 most-recognized e-commerce company behind amazon.com, with awareness among more than 100 million U.S. adults. Priceline.com was also the no.1 most-recognized Internet travel service ahead of Travelocity (no.12), Cheap Tickets (no.13), Preview Travel (no.15) and Expedia (no.16). Another Opinion Research poll found that Internet shoppers rated priceline.com as the best place to save money on "big ticket" purchases over $100.

In separate surveys, priceline.com customers also pointed to the savings they achieved through the service. For example, this holiday season, priceline.com customers said they were able to name their price and save 26% to 60% on airline tickets. Hotel customers said they have been able to achieve similar savings.

This press release may contain forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, "may," "will," "believes," "should," "could," "hope," "expects," "expected," "does not currently expect, " "anticipates," "predicts," "potential," and "forecast," reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


CONTACT:Brian Ek at priceline.com
1-203-705-3026 (brian.ek@priceline.com)

Mike Darcy at priceline.com

1-203-705-3331 (mike.darcy@priceline.com)

      OR

Karen Rappaport at Connors Communications
1-212-807-7500 (karen@connors.com)